EXHIBIT 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 3-12043, Form S-8 No. 333-7498, Form S-8 No. 333-111929,  Form S-3 No. 333-84861 and Form S-3 No. 333-117472) of Pilgrim's Pride Corporation, and in the related Prospectuses, of our report dated November 17, 2004, with respect to the consolidated financial statements and schedule of Pilgrim's Pride Corporation included in this Annual Report (Form 10-K) for the year ended October 2, 2004.

ERNST & YOUNG LLP

Dallas, Texas
November 17, 2004